Exhibit 23.1



                  CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 20, 1999, except as to Note 14, which is as of July 27, 1999, relating to the financial statements of E-TEK Dynamics, Inc. as of June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999, which report appears in E-TEK Dynamics, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ ______________________
PricewaterhouseCoopers LLP
San Jose, California
January 27, 2000